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                                                                 FMC Corporation
                                                                Quarterly Report
                                                                on Form 10-Q for
                                                              September 30, 2001




Exhibit 12  Statement re:
            ------------
            Computation of Ratios of Earnings to Fixed Charges
            --------------------------------------------------
            (In millions, except ratio data)
            --------------------------------
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

                                                                           Nine Months Ended
                                                                             September 30,
                                                                             -------------
                                                                      2001                2000
                                                                      ----                ----
Earnings:

 (Loss) income before income taxes, discontinued operations
and the cumulative effect of a change in
  accounting principle                                              $(401.8)             $158.2
 Minority interests                                                     5.8                 2.7
 Distributed income of equity investee                                  -                  60.0
 Loss of affiliates                                                    (4.9)              (15.5)
 Interest expense and amortization
  of debt discount, fees and expenses                                  68.2                77.5
 Amortization of capitalized interest                                   2.7                 2.6
 Interest included in rental expense                                   11.7                13.3
                                                                    -------              ------

Total (losses) earnings                                             $(318.3)             $298.8
                                                                    =======              ======

Fixed charges:
 Interest expense and amortization                                     68.2                77.5
 of debt discount, fees and expenses
 Interest capitalized as part of                                        8.4                 7.3
 property, plant and equipment
 Interest included in rental expense                                   11.7                13.3
                                                                    -------              ------

Total fixed charges                                                 $  88.3              $ 98.1
                                                                    =======              ======

Ratio of (losses) earnings to fixed
 charges (1)                                                           (3.6)x               3.0x
                                                                    =======              ======

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(1)  Excluding asset impairments and restructuring and other charges in 2001 and
     2000, the company's ratio of earnings to fixed charges were 1.6x and 3.6x, respectively.